PRESS RELEASE

Clorox Reports 4 Percent Sales Growth and 11 Percent EPS Growth in Q4; Provides Fiscal Year 2016 Outlook

OAKLAND, Calif., August 3, 2015 – The Clorox Company (NYSE:CLX) today reported sales growth of 4 percent and an 11 percent increase in diluted net earnings per share (EPS) from continuing operations for its fourth quarter, which ended June 30, 2015. On a currency-neutral basis, fourth-quarter sales grew 6 percent. For fiscal year 2015, the company reported sales growth of 3 percent and diluted EPS of $4.57 from continuing operations, an increase of 4 percent. On a currency-neutral basis, fiscal-year sales grew 5 percent.

“I’m very pleased with the company’s strong performance in the fourth quarter and fiscal year 2015,” said Chief Executive Officer Benno Dorer. “Our strategy to increase demand-building investments drove profitable growth, with sales increases in every quarter of the fiscal year. It’s also encouraging that our actions are creating momentum in our categories and driving market share gains across several brands.”

All results in this press release are reported on a continuing operations basis, unless otherwise stated. As previously announced, Corporación Clorox de Venezuela S.A. (Clorox Venezuela) discontinued operations effective Sept. 22, 2014. For the current and year-ago quarters, the results from Clorox Venezuela are now included in discontinued operations in the company’s financial statements. Some information in this release is reported on a non-GAAP basis. See “Non-GAAP Financial Information” below and the tables toward the end of this press release for more information and reconciliations of key fourth-quarter and fiscal year 2015 results to the most directly comparable financial measures calculated in accordance with generally accepted accounting principles in the U.S. (GAAP).

Fiscal Fourth-Quarter Results

Following is a summary of key fourth-quarter results. All comparisons are with the fourth quarter of fiscal year 2014, unless otherwise stated.

*	$1.44 diluted EPS (11% increase)
*	3% volume growth
*	4% sales growth

In the fourth quarter, Clorox delivered earnings from continuing operations of $189 million, or $1.44 diluted EPS, compared to $171 million, or $1.30 diluted EPS, in the year-ago quarter. Fourth-quarter diluted EPS results reflect the benefits of higher sales and gross margin expansion. In addition, the sale of real estate assets by a low-income housing partnership contributed a one-time benefit of 6 cents to diluted EPS. These factors were partially offset by increased selling and administrative expenses, primarily from higher performance-based incentive costs as a result of strong fiscal-year financial performance; compared to the prior year which reflected lower performance-based incentive costs when the company’s results fell below financial targets. In addition to the impact on selling and administrative expenses, the impact of incentive costs is reflected in cost of goods sold and research and development on the income statement. Increased investments in total demand-building programs also reduced fourth-quarter diluted EPS.

In the fourth quarter, sales grew 4 percent, driven by the benefits of strong volume growth and price increases, partially offset by 2 percentage points of unfavorable foreign currency exchange rates. Volume for the fourth quarter increased 3 percent, reflecting gains in three out of the company’s four reporting segments.

The company’s fourth-quarter gross margin increased 270 basis points to 45.6 percent from 42.9 percent in the year-ago quarter, driven primarily by the benefits of cost savings, price increases and lower commodity costs. These factors were partially offset by higher manufacturing and logistics costs.

“Our focus on strong retail execution and productivity gains, including robust cost savings, drove significant margin expansion in the fourth quarter and fiscal year,” said Chief Financial Officer Steve Robb. “Notably, the profitable growth we delivered in the fiscal year also resulted in very strong cash flow.”

Key Segment Results

Following is a summary of key fourth-quarter results from continuing operations by reportable segment. All comparisons are with the fourth quarter of fiscal year 2014, unless otherwise stated.

Cleaning

(Laundry, Home Care, Professional Products)

●	7% volume growth
●	9% sales growth
●	11% pretax earnings growth

Segment volume growth was driven primarily by gains across a number of Home Care brands, including double-digit growth of Clorox® disinfecting wipes behind increased merchandising support and product innovation. Professional Products also contributed to segment volume growth, reflecting gains across a number of brands. Sales outpaced volume primarily due to the benefit of the February 2015 price increase on Clorox bleach, which was somewhat offset by the impact of unfavorable mix in the company’s Home Care business. Pretax earnings growth reflected the benefits of higher sales, cost savings and favorable commodity costs. These factors were partially offset by higher performance-based incentive costs and incremental demand-building investments.

Household

(Bags and Wraps, Charcoal, Cat Litter)

●	2% volume growth
●	4% sales growth
●	8% pretax earnings growth

Segment volume growth was driven primarily by strong gains in the Bags and Wraps business, reflecting increased merchandising support for premium trash bags, including new Glad® OdorShield® with Gain®. The variance between volume and sales results was due primarily to the benefit of price increases in Bags and Wraps. Pretax earnings growth reflected the benefit of favorable commodity costs, significant cost savings and higher sales. These factors were partially offset by higher performance-based incentive costs and incremental demand-building investments.

Lifestyle

(Dressings and Sauces, Water Filtration, Natural Personal Care)

●	Flat volume
●	Flat sales
●	17% pretax earnings decrease

Segment volume for the quarter was essentially flat, reflecting higher shipments in Natural Personal Care largely due to Burt’s Bees® face and lip-care products, offset by decreases in Dressings and Sauces and Water Filtration. Pretax earnings decreased primarily due to higher performance-based incentive costs and incremental demand-building investments to drive trial on new dressings and sauces items.

International

(All countries outside of the U.S.)

●	2% volume growth
●	Flat sales (11% growth, currency-neutral basis)
●	Flat pretax earnings

The segment’s volume growth reflected gains in Latin America and Canada, partially offset by lower shipments in Europe. Segment sales reflected the impact from unfavorable foreign currency exchange rates, with double-digit declines across most countries, offset by the benefits of price increases, higher volume and favorable mix.

On a currency-neutral basis, segment sales grew 11 percent. Pretax earnings were flat, reflecting the impact of unfavorable foreign currency exchange rates; increased selling and administrative expenses, driven by higher performance-based incentive costs and inflation; as well as higher manufacturing and logistics costs. These factors were offset by the benefits of cost savings and lower demand-building investments.

Fiscal Year 2015 Results

Following is a summary of key fiscal year 2015 results:

*	$4.57 diluted EPS (4% increase)
*	2% volume growth
*	3% sales growth (5% currency neutral)

In fiscal year 2015, Clorox delivered earnings from continuing operations of $606 million, or $4.57 diluted EPS, versus $579 million, or $4.39 diluted EPS in fiscal year 2014. Fiscal year results reflect the benefits of higher sales and gross margin expansion, partially offset by increased selling and administrative expenses, primarily from higher performance-based incentive costs as a result of strong fiscal-year financial performance; compared to the prior year which reflected lower performance-based incentive costs when the company’s results fell below financial targets. Increased investments in total demand-building programs also reduced fiscal-year diluted EPS.

Fiscal year sales grew 3 percent, driven by price increases and higher volume growth, partially offset by more than 2 percentage points of unfavorable foreign currency exchange rates. Volume for the fiscal year increased 2 percent, reflecting gains in all four of the company’s reporting segments.

Fiscal year 2015 gross margin increased 90 basis points to 43.6 percent, compared to 42.7 in the year-ago period, driven primarily by the benefits of cost savings and price increases, partially offset by increased manufacturing and logistics costs.

Fiscal year 2015 net cash provided by continuing operations was $858 million, compared with $786 million in the year-ago period, an increase of 9 percent, reflecting the company’s fiscal-year performance, including solid topline growth and margin expansion. Other contributing factors include lower incentive payments related to fiscal year 2014 performance and lower tax payments in the current period, as well as the initial funding of the company's non-qualified deferred compensation plan in the year-ago period. These benefits were partially offset by $25 million in payments to settle interest-rate hedges related to the company's issuance of long-term debt in December 2014.

Clorox continues to use its strong cash flow to invest in the business, pay a healthy dividend and maintain appropriate levels of debt. Consistent with the company’s practice to offset stock option dilution, the company repurchased about 4 million shares of its common stock at a cost of approximately $434 million in fiscal year 2015. The company also increased its dividend by 4 percent in the fourth quarter.

Clorox ended fiscal year 2015 with a debt to EBITDA ratio of 1.8, below its target range of 2.0 to 2.5.

Fiscal Year 2016 Outlook

●	Flat to 1% sales growth (3% to 4% growth, currency neutral)
●	25 basis points to 50 basis points of EBIT margin expansion
●	$4.68 to $4.83 diluted EPS range

Clorox anticipates delivering flat to 1 percent sales growth in fiscal year 2016, reflecting about 3 percentage points of incremental sales growth from product innovation. The company’s fiscal year sales outlook also reflects the impact of slowing international economies and about 3 percentage points of impact from unfavorable foreign currency exchange rates, of which, more than half the impact is expected from anticipated significant devaluation of the Argentine peso. The company also anticipates fiscal year sales to be impacted by an increase in trade-promotion spending to drive the company’s core business and trial of new products.

Clorox anticipates EBIT margin expansion in the range of 25 to 50 basis points, primarily driven by normalized levels of performance-based incentive costs, the benefit of cost savings, some benefit from price increases and slightly lower commodity costs. The company anticipates these factors to be partially offset by a greater impact from foreign currency declines, continued high inflation affecting manufacturing and logistics costs and higher trade promotion spending.

Clorox anticipates its effective fiscal year 2016 tax rate to be between 34 percent and 35 percent.

Net of all these factors, Clorox anticipates fiscal year 2016 diluted EPS from continuing operations in the range of $4.68 to $4.83.

Commenting on fiscal year 2016, Dorer stated, “Our fiscal year outlook reflects a healthy core business and confidence in our strategy in the face of a continuing difficult environment this fiscal year. In particular, we anticipate declining foreign currencies and slowing international economies to impact our results.”

For More Detailed Financial Information

Visit the company’s Financial Reporting: Financial Results section of the company’s website at TheCloroxCompany.com for the following:

●	Supplemental unaudited volume and sales growth information
●	Supplemental unaudited gross margin driver information
●

Supplemental unaudited reconciliation of certain non-GAAP financial information, including earnings from continuing operations before interest and taxes (EBIT) and earnings from continuing operations before interest, taxes, depreciation and amortization (EBITDA)

●	Supplemental unaudited balance sheet and cash flow information and free cash flow reconciliation
●	Supplemental price-change information
●	Reconciliation of economic profit (EP)

Note: Percentage and basis-point changes noted in this press release are calculated based on rounded numbers. Supplemental materials are available in the Investors: Financial Reporting: Financial Results section of the company’s website at TheCloroxCompany.com.

The Clorox Company

The Clorox Company is a leading multinational manufacturer and marketer of consumer and professional products with about 7,700 employees worldwide and fiscal year 2015 sales of $5.7 billion. Clorox markets some of the most trusted and recognized consumer brand names, including its namesake bleach and cleaning products; Pine-Sol® cleaners; Liquid Plumr® clog removers; Poett® home care products; Fresh Step® cat litter; Glad® bags, wraps and containers; Kingsford® charcoal; Hidden Valley® dressings; Brita® water-filtration products; and Burt's Bees® natural personal care products. The company also markets brands for professional services, including Clorox Healthcare®, HealthLink®, Aplicare® and Dispatch® infection control products for the healthcare industry. More than 80 percent of the company's brands hold the No. 1 or No. 2 market share positions in their categories.

The company also has been recognized for its corporate responsibility efforts with two Climate Leadership Awards for Excellence from the U.S. Environmental Protection Agency and inclusion on the 2015 Newsweek Green Rankings and Corporate Responsibility magazine’s 100 Best Corporate Citizens 2015 list. The Clorox Company and The Clorox Company Foundation contributed to nonprofit and education organizations through cash grants, product donations, cause marketing and employee volunteerism in fiscal year 2015. For more information, visit TheCloroxCompany.com, the CR Matters Blog and follow the company on Twitter at @CloroxCo.

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such forward-looking statements involve risks and uncertainties. Except for historical information, matters discussed above, including statements about future volume, sales, foreign currencies, costs, cost savings, margin, earnings, earnings per share, diluted earnings per share, foreign currency exchange rates, cash flows, plans, objectives, expectations, growth, or profitability, are forward-looking statements based on management's estimates, assumptions and projections. Words such as "could," "may," "expects," "anticipates," "targets," "goals," "projects," "intends," "plans," "believes," "seeks," "estimates," and variations on such words, and similar expressions that reflect our current views with respect to future events and financial performance, are intended to identify such forward-looking statements. These forward-looking statements are only predictions, subject to risks and uncertainties, and actual results could differ materially from those discussed above. Important factors that could affect performance and cause results to differ materially from management's expectations are described in the sections entitled "Risk Factors" in the company's Annual Report on Form 10-K for the fiscal year ended June 30, 2014, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in Exhibit 99.2 of the Company’s Current Report on Form 8-K filed on December 4, 2014, as updated from time to time in the company's SEC filings. These factors include, but are not limited to: risks related to international operations, including political instability; government-imposed price controls or other regulations; foreign currency exchange rate controls, including periodic changes in such controls, fluctuations and devaluations; labor unrest and inflationary pressures, particularly in Argentina and other challenging markets; risks related to the possibility of nationalization, expropriation of assets, or other government action in foreign jurisdictions; risks related to the Company’s discontinuation of operations in Venezuela; intense competition in the company's markets; changes in the company’s leadership; worldwide, regional and local economic conditions and financial market volatility; volatility and increases in commodity costs such as resin, sodium hypochlorite and agricultural commodities and increases in energy, transportation or other costs; the ability of the company to drive sales growth, increase price and market share, grow its product categories and achieve favorable product and geographic mix; dependence on key customers and risks related to customer consolidation and ordering patterns; costs resulting from government regulations; the ability of the company to successfully manage global political, legal, tax and regulatory risks, including changes in regulatory or administrative activity; supply disruptions and other risks inherent in reliance on a limited base of suppliers; the ability of the company to implement and generate anticipated cost savings and efficiencies; the success of the company's business strategies; the impact of product liability claims, labor claims and other legal proceedings, including in foreign jurisdictions and the company's litigation related to its discontinued operations in Brazil; the ability of the company to develop and introduce commercially successful products; risks relating to acquisitions, new ventures and divestitures and associated costs, including the potential for asset impairment charges, related to, among others, intangible assets and goodwill; risks related to reliance on information technology systems, including potential security breaches, cyber attacks or privacy breaches that result in the unauthorized disclosure of consumer, customer, employee or company information, or service interruptions; the company's ability to attract and retain key personnel; the company's ability to maintain its business reputation and the reputation of its brands; environmental matters including costs associated with the remediation of past contamination and the handling and/or transportation of hazardous substances; the impact of natural disasters, terrorism and other events beyond the company's control; the company's ability to maximize, assert and defend its intellectual property rights; any infringement or claimed infringement by the company of third-party intellectual property rights; the effect of the company's indebtedness and credit rating on its operations and financial results; the company's ability to maintain an effective system of internal controls; uncertainties relating to tax positions, tax disputes and changes in the company's tax rate; the accuracy of the company's estimates and assumptions on which its financial statement projections are based; the company's ability to pay and declare dividends or repurchase its stock in the future; and the impacts of potential stockholder activism.

The company's forward-looking statements in this press release are based on management's current views and assumptions regarding future events and speak only as of their dates. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by the federal securities laws.

Non-GAAP Financial Information

This press release contains non-GAAP financial information relating to sales growth, diluted EPS and EBIT margin. The company has included reconciliations of these non-GAAP financial measures to the most directly comparable financial measure calculated in accordance with GAAP. See the end of this press release for these reconciliations.

The company disclosed these non-GAAP financial measures to supplement its consolidated financial statements presented in accordance with GAAP. These non-GAAP financial measures exclude certain items that are included in the company’s results reported in accordance with GAAP, including income taxes, interest income, interest expense and foreign exchange impact. The exclusion of foreign exchange impact is also referred to as currency-neutral. Management believes these non-GAAP financial measures provide useful additional information to investors about trends in the company’s operations and are useful for period-over-period comparisons as they show currency-neutral sales comparisons and the company uses such financial measures in its budgeting process and as factors in determining compensation. These non-GAAP financial measures should not be considered in isolation or as a substitute for the comparable GAAP measures. In addition, these non-GAAP measures may not be the same as similar measures provided by other companies due to potential differences in methods of calculation and items being excluded. They should be read in connection with the company’s consolidated financial statements presented in accordance with GAAP.

Media Relations

Aileen Zerrudo (510) 271-3075, aileen.zerrudo@clorox.com
Kathryn Caulfield (510) 271-7209, kathryn.caulfield@clorox.com

Investor Relations

Landon Dunn (510) 271-7256, landon.dunn@clorox.com
Steve Austenfeld (510) 271-2270, steve.austenfeld@clorox.com

For recent presentations made by company management and other investor materials, visit Investor Events on the company’s website.

Condensed Consolidated Statements of Earnings
Dollars in millions, except per share amounts

	Three Months Ended		Twelve Months Ended
	6/30/2015	6/30/2014	6/30/2015	6/30/2014
	(Unaudited)	(Unaudited)	(Unaudited)
Net sales	$1,557	$1,497	$5,655	$5,514
Cost of products sold	847	855	3,190	3,158
Gross profit	710	642	2,465	2,356

Selling and administrative expenses	221	183	798	751
Advertising costs	151	141	523	503
Research and development costs	39	35	136	125
Interest expense	23	26	100	103
Other income, net	(13)	(6)	(13)	(10)
Earnings from continuing operations before income taxes	289	263	921	884
Income taxes on continuing operations	100	92	315	305
Earnings from continuing operations	189	171	606	579
Earnings (losses) from discontinued operations, net of tax	2	(1)	(26)	(21)
Net earnings	$191	$170	$580	$558

Net earnings (losses) per share
Basic
Continuing operations	$1.46	$1.32	$4.65	$4.47
Discontinued operations	0.02	(0.01)	(0.20)	(0.16)
Basic net earnings per share	$1.48	$1.31	$4.45	$4.31

Diluted
Continuing operations	$1.44	$1.30	$4.57	$4.39
Discontinued operations	0.02	(0.01)	(0.20)	(0.16)
Diluted net earnings per share	$1.46	$1.29	$4.37	$4.23

Weighted average shares outstanding (in thousands)
Basic	129,541	129,005	130,310	129,558
Diluted	131,614	131,225	132,776	131,742

Reportable Segment Information
(Unaudited)
Dollars in millions

Fourth Quarter	Net Sales			Earnings (Losses) from Continuing Operations Before Income Taxes
	Three Months Ended			Three Months Ended
	6/30/15	6/30/14	% Change (1)	6/30/15	6/30/14	% Change (1)
Cleaning Segment	$465	$428	9%	$114	$103	11%
Household Segment	580	557	4%	170	157	8%
Lifestyle Segment	245	244	0%	57	69	-17%
International Segment	267	268	0%	12	12	0%
Corporate	-	-	-	(64)	(78)	-18%
Total Company	$1,557	$1,497	4%	$289	$263	10%

Fiscal Year	Net Sales			Earnings (Losses) from Continuing Operations Before Income Taxes
	Twelve Months Ended			Twelve Months Ended
	6/30/15	6/30/14	% Change (1)	6/30/15	6/30/14	% Change (1)
Cleaning Segment	$1,824	$1,776	3%	$445	$428	4%
Household Segment	1,794	1,709	5%	375	326	15%
Lifestyle Segment	950	936	1%	257	258	0%
International Segment	1,087	1,093	-1%	79	99	-20%
Corporate	-	-	-	(235)	(227)	4%
Total Company	$5,655	$5,514	3%	$921	$884	4%

(1) Percentages based on rounded numbers.

Condensed Consolidated Balance Sheets
Dollars in millions

	6/30/2015	6/30/2014
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$382	$329
Receivables, net	519	546
Inventories, net	385	386
Other current assets	143	134
Total current assets	1,429	1,395

Property, plant and equipment, net	918	977
Goodwill	1,067	1,101
Trademarks, net	535	547
Other intangible assets, net	50	64
Other assets	165	174
Total assets	$4,164	$4,258

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Notes and loans payable	$95	$143
Current maturities of long-term debt	300	575
Accounts payable	431	440
Accrued liabilities	548	472
Income taxes payable	31	8
Total current liabilities	1,405	1,638
Long-term debt	1,796	1,595
Other liabilities	750	768
Deferred income taxes	95	103
Total liabilities	4,046	4,104

Stockholders’ equity
Common stock	159	159
Additional paid-in capital	775	709
Retained earnings	1,923	1,739
Treasury shares	(2,237)	(2,036)
Accumulated other comprehensive net losses	(502)	(417)
Stockholders’ equity	118	154
Total liabilities and stockholders’ equity	$4,164	$4,258

The tables below present the reconciliation of non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with GAAP and other supplemental information. See “Non-GAAP Financial Information” above for further information regarding the company’s use of non-GAAP financial measures.

The reconciliations below are on a continuing operations basis and reflect the reclassification of Clorox Venezuela to discontinued operations in Q1FY15.

Fourth-Quarter and Fiscal Year Sales Growth Reconciliation

	Q4 Fiscal 2015	Q4 Fiscal 2014	FY Fiscal 2015	FY Fiscal 2014
Total Sales Growth – GAAP	4.0%	-1.8%	2.6%	-0.3%

Less: Foreign exchange	-2.0%	-1.9%	-2.1%	-2.0%

Currency Neutral Sales Growth -Non- GAAP	6.0%	0.1%	4.7%	1.7%

Fiscal Year EBIT Margin(1) Reconciliation
Dollars in millions

	FY Fiscal 2015	FY Fiscal 2014
Earnings from continuing operations	$921	$884
before income taxes – GAAP
Interest Income	-4	-3
Interest Expense	100	103
EBIT (1) – non-GAAP	$1,017	$984
Net Sales	$5,655	$5,514
EBIT margin(1) – non-GAAP	18.0%	17.8%

Fiscal Year Debt to EBITDA ratio(4) Reconciliation
Dollars in millions

	FY Fiscal 2015	FY Fiscal 2014
Earnings from continuing operations	$921	$884
before income taxes – GAAP
Interest Income	-4	-3
Interest Expense	100	103
Depreciation and Amortization	169	177
EBITDA (2) – non-GAAP	$1,186	$1,161
Total Debt(3)	$2,191	$2,313
Debt to EBITDA ratio(4) – non-GAAP	1.8	2.0

Fiscal Year Free Cash Flow Reconciliation
Dollars in millions

	FY Fiscal 2015	FY Fiscal 2014
Net cash provided by continuing operations – GAAP	$858	$786
Less: Capital expenditures	125	137
Free cash flow – non-GAAP	$733	$649
Free cash flow as a percent of sales – non-GAAP	13.0%	11.8%
Net sales	$5,655	$5,514

(1)	EBIT represents earnings from continuing operations before interest and taxes. EBIT margin is the ratio of EBIT to net sales.

(2)	EBITDA represents earnings from continuing operations before interest, taxes, depreciation and amortization.

(3)	Total debt represents the sum of notes and loans payable, current maturities of long-term debt, and long-term debt.

(4)	Debt to EBITDA ratio represents total debt divided by EBITDA for the trailing four quarters.

For Gross Margin Drivers, please refer to the Supplemental Information: Gross Margin Driver page in the Financial Results section of the company’s website TheCloroxCompany.com.